Exhibit 99.3

USA Compression Partners, LP

Lock-Up Letter

May 14, 2014

Wells Fargo Securities, LLC
Barclays Capital Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

UBS Securities LLC
As Representatives of the several Underwriters

c/o Wells Fargo Securities, LLC
375 Park Avenue
New York, New York 10152

Re:                             USA Compression Partners, LP - Lock-Up Letter

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with USA Compression Partners, LP (the “Partnership”), certain unitholders of the Partnership named in Schedule II to such agreement (collectively, the “Selling Unitholders”) and USA Compression GP, LLC, providing for a public offering of common units representing limited partner interests (the “Common Units”), in the Partnership pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”).

In consideration of the agreement by the Underwriters to offer and sell the Units (as defined in the Underwriting Agreement), and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not, directly or indirectly, (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise hedge or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition at any time in the future of) any Common Units (as defined in the partnership agreement of the Partnership, as the same may be amended or restated at or prior to the First Time of Delivery, as defined in the Underwriting Agreement), or any securities of the Partnership that are substantially similar to the Common Units, including, but not limited to, any options or warrants to purchase any Common Units, or any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Units or any such substantially similar securities, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Commission (collectively the “Undersigned’s Units”), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Common Units or securities convertible into or exercisable or exchangeable for Common Units or any other securities of the Partnership, or (4) publicly disclose the intention to do any of the foregoing.  The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Units even if the Undersigned’s Units would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Units or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Units.

The initial Lock-Up Period will commence on the date of this Lock-Up Letter and continue for 45 days after the public offering date set forth on the final prospectus used to sell the Units (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Units (i) pursuant to Section 3(b) of the Underwriting Agreement relating to the Underwriters’ right to acquire the Optional Units (as defined therein), (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iv) with the prior written consent of Wells Fargo Securities, LLC; provided, however, that in the case of (ii) or (iii), any such transfer shall not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made in connection with such transfer other than a filing on Form 5 of the Exchange Act.  For purposes of this Lock-Up Letter, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Partnership’s transfer agent and registrar against the transfer of the Undersigned’s Units except in compliance with the foregoing restrictions.

It is understood that, if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Units, the undersigned shall be automatically released from the obligations under this Lock-up Letter Agreement.

The undersigned understands that the Partnership and the Underwriters are relying upon this Lock-Up Letter in proceeding toward consummation of the offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

USA Compression Holdings, LLC

By:	/s/ Joseph C. Tusa, Jr.
Name:	Joseph C. Tusa, Jr.
Title:	Vice President, Chief Financial Officer and Treasurer